Friday, July 21, 2006

Press Release

Source:	Farmers National Banc Corp. Frank L. Paden, President 20 South Broad St. P.O. Box 555 Canfield, OH 44406 330-533-3341 330-533-0451 (FAX) Email: exec@fnbcanfield.com

FARMERS NATIONAL BANC CORP. REPORTS EARNINGS
FOR SECOND QUARTER 2006

CANFIELD, Ohio (July 21, 2006) – Farmers National Banc Corp. (OTC BB: FMNB), today reported net income for the three months ended June 30, 2006 of $1.888 million, compared with $1.962 million in the preceding quarter and $1.995 million in the prior-year quarter. Diluted earnings per share were $0.15 for the current quarter compared with $0.15 for the preceding quarter and $0.15 for the second quarter in 2005.

For the six months ended June 30, 2006, Farmers National Banc Corp. recorded net income of $3.850 million, or $0.30 per diluted share, compared to $4.169 million, or $0.32 per diluted share in net income for the first six months of 2005. Annualized returns on average assets and average equity equate to .94% and 10.33% respectively, compared to 1.02% and 10.77% at this same time in 2005.

The company’s total assets ended the second quarter of 2006 at $820.2 million, compared to $832.5 million in total assets recorded at June 30, 2005, and $827.1 million in assets as of the end of 2005. Net loans, which represent 62% of total assets, were $504.8 million at June 30, 2006, up 2.7% over the $491.8 million in net loans at June 30, 2005, but slightly less than the $506 million in net loans reported at the year-end 2005. While total loans remain relatively flat over the past twelve months, there have been significant increases in the commercial real estate loan portfolio and corresponding decreases in the consumer (indirect automobile) loan portfolio. Commercial real estate loans have historically provided better yield and stronger credit quality than indirect automobile loans for the Corporation.

Commenting on these results, Frank L. Paden, President & CEO said, “Our earnings performance in the second quarter was slightly below our projections. This can be attributable to the lack of growth in the volume of earning assets and our continued battle with compression of our net interest margin. Competition within our geographic footprint remains very aggressive both for loans and deposits. We have made some strategic decisions to improve on both the growth and margin issues, but our efforts will take some time to be recognized in our financial results. Given the flat yield curve and additional rate increases in the near future, pressure on the net interest margin is expected to continue. On a positive note, we experienced some strong increases in non-interest income and operating expenses have actually decreased during the first six months of the year.”

Net Interest Income -— Net interest income was $6.039 million for the second quarter of 2006, which compares to $6.154 million in the preceding quarter and $6.896 million in the second quarter of 2005. For the six months ended June 30, 2006, the net interest income was $12.2 million compared to $13.8 million for the same six-month period in 2005. The annualized net interest income to average earning assets on a fully taxable equivalent basis was 3.38% for the six months ended June 30, 2006, compared to 3.76% in 2005.

Non-Interest Income -— Non-interest income from operations, including gains on the sale of securities, was $1.331 million in the second quarter of 2006, compared to $1.293 million in the preceding quarter and $929 thousand in the second quarter in 2005. For the six month period ended June 30, 2006, non-interest income was $2.624 million, an increase of $489 thousand, or 22.9% over the $2.135 million reported for the first six months in 2005. This growth in noninterest income is primarily the result of a $210 thousand increase in security gains and a $158 thousand increase in deposit account income.

Operating Expenses -— Non-interest expenses totaled $4.889 million for the second quarter of 2006, which compares to $5.165 million for the second quarter of 2005 and $4.763 million for the first quarter of 2006. For the six months ended, operating expenses decreased 3.91% from $10.045 million in 2005 to $9.652 million at June 30, 2006. Most of this decrease is the result of a $171 decline in salaries and employee benefits and a $124 decrease in occupancy and equipment expense. The company’s efficiency ratio for the first six months of 2006 was 66.93%, as compared to 63.75% in the prior year’s same six-month period.

Asset Quality -— As of June 30, 2006, non-performing loans were $1.884 million or .37% of total loans, compared to $1.908 million or .38% of total loans at this same time in 2005. On June 30, 2006, the ratio of the allowance for loan losses (ALLL) to non-performing loans was 310%, compared to 322% in June 2005. The provision for loan losses was $60 thousand for the second quarter of 2006 and $170 thousand for the first six months of this year. The annualized net charge off/average loan ratio for the period ending June 30, 2006 is .07%, improving from .11% at this same time in 2005.

Consistent with generally accepted accounting principles and regulatory guidelines, the company uses a systematic methodology to estimate its allowance for loan losses. The methodology takes into consideration not only charge-offs but also the quality of the company’s loans and the types and amounts of loans comprising the loan portfolio, while considering adjustments and estimates based on various environmental factors. As of June 30, 2006, the ALLL/total loan ratio was 1.15% compared to 1.24% at the end of the second quarter of 2005.

Farmers National Banc Corp., is the bank holding company for the Farmers National Bank of Canfield. Farmers operates sixteen banking offices throughout Mahoning, Trumbull and Columbiana Counties. The bank offers a wide range of banking and investment services to companies and individuals, and maintains a website at www.fnbcanfield.com.

This earnings announcement presents a brief analysis of the assets and liability structure of the Corporation and a brief discussion of the results of operations for each of the periods presented. Certain statements in this announcement that relate to Farmers National Banc Corp.’s plans, objectives, or future performance may be deemed to be forward-looking statements within the Private Securities Litigation Reform Act of 1995. Such statements are based on management’s current expectations. Actual strategies and results in future periods may differ materially from those currently expected because of various risks and uncertainties.

Among the important factors that could cause actual results to differ materially are asset quality, interest rates, changes in the mix of the company’s business, competitive pressures, general economic conditions and the risk factors detailed in the company’s other periodic reports and registration statements filed with the Securities and Exchange Commission.

Farmers National Banc Corp. and Subsidiary
Consolidated Financial Highlights
(Amounts in thousands, except per share data)
Consolidated Statements of Income	For the Three Months Ended		For the Six Months Ended
	June 30, 2006	June 30, 2005	June 30, 2006	June 30, 2005
Total interest and dividend income	$11,026	$10,551	$21,662	$20,817
Total interest expense	4,987	3,655	9,469	7,010

Net interest income	6,039	6,896	12,193	13,807
Provision for loan losses	60	0	170	269
Other income	1,331	929	2,624	2,135
Other expense	4,889	5,165	9,652	10,045

Income before income taxes	2,421	2,660	4,995	5,628
Income taxes	533	665	1,145	1,459

Net income	$1,888	$1,995	$3,850	$4,169

Basic and diluted earnings per share	$0.15	$0.15	$0.30	$0.32
Cash dividends	2,074	2,081	4,145	4,152
Cash dividends per share	0.16	0.16	0.32	0.32
Book value per share	5.62	6.05	5.62	6.05
Consolidated Statements of Financial Condition		June 30, 2006	June 30, 2005
Assets
Cash and cash equivalents		$34,252	$30,307
Securities available for sale		249,837	282,201
Loans		510,650	497,905
Less allowance for loan losses		5,848	6,151

Net Loans		504,802	491,754

Other assets		31,315	28,202

Total Assets		$820,206	$832,464

Liabilities and Stockholders’ Equity
Deposits		$618,595	$622,179
Other interest-bearing liabilities		123,919	128,463
Other liabilities		4,336	2,688

Total liabilities		746,850	753,330
Stockholders’ Equity:		73,356	79,134

Total Liabilities and Stockholders’ Equity		$820,206	$832,464

Period-end shares outstanding		13,045	13,076
Ratios
Return on Average Assets (Annualized)		0.94%	1.02%
Return on Average Equity (Annualized)		10.33	10.77
Efficiency Ratio (Year-to-date)		66.93	63.75
Capital to Asset Ratio		8.94	9.51
Dividends to Net Income (Year-to-date)		107.66	99.59
Loans to Assets		62.26	59.81
Net Loans to Deposits		81.60	79.04
Allowance for Loan Losses to Total Loans		1.15	1.24
Non-performing Loans to Total Loans		0.37	0.38
Unaudited